THIRD AMENDMENT
TO THE
DAKTRONICS, INC. 401(K) PLAN
(As Amended and Restated Effective as of May 1, 2012)
Pursuant to Section 11.01 of the Daktronics, Inc. 401(k) Plan (the “Plan”), Daktronics, Inc. hereby amends the Plan, effective as of May 1, 2016 as specified below:

1. The last sentence of the first paragraph of Section 1.08(a) is amended so that the entirety of Section 1.08 shall read as follows:

“1.08	“Compensation” shall mean the following (a) or (b), as applicable, subject to (c) in either event:

(a)
For all purposes except Sections 1.22, 3.03, 3.04, 4.04 and 13.02 hereof, Compensation shall mean wages within the meaning of Code section 3401(a) and all other payments of compensation to an Employee by a member of the Controlled Group (in the course of such member’s trade or business) for which the member is required to furnish the Employee a written statement under Code sections 6041(d) and 6051(a)(3) and 6052 (otherwise referred to as W-2 wages). Compensation shall be determined without regard to any rules under Code section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code section 3401(a)(2)). Compensation shall not include non-cash compensation, reimbursements or other expense allowances, fringe benefits, moving expenses, deferred compensation, and welfare benefits.

Compensation shall include Compensation for only the portion of the Plan Year during which the Employee was a Participant. Compensation shall include
(i) any amount which is contributed by a member of the Controlled Group with respect to the applicable period pursuant to a salary reduction agreement and which is not includible in the gross income of the Employee under Section 125 (dealing with cafeteria plans), 402(e)(3) (dealing with elective deferrals under 401(k) plans), 402(h) (dealing with simplified employee pensions) or 403(b) (dealing with tax sheltered annuities) of the Code;
(ii) compensation deferred under an eligible deferred compensation plan within the meaning of Code section 457(b) (dealing with state and local governments and tax exempt organizations);
(iii) employee contributions under governmental plans described in Code section 414(h)(2) that are picked up by the employing unit; and,
(iv) elective amounts that are not includible in the gross income of the Employee by reason of Code section 132(f)(4).
Compensation shall not include any other contribution made by a member of the Controlled Group under this Plan or under any pension plan or other employee benefit plan or insurance plan maintained by a member of the Controlled Group for the benefit of such Employee.

(b)	For purposes of Section 1.22, 3.03 and 3.04 hereof, Compensation shall mean the total compensation for Service by an Employee for any member of the Controlled Group that is includible in gross income as provided in section 414(s) of the Code. For purposes of Section 1.22, Compensation shall be determined for the full look-back year as described in Section 1.22. For purposes of Section 3.03 and 3.04 hereof, Compensation shall be determined for the period during the Plan Year in which the Employee is a Participant, or for the entire Plan Year, as determined by the Administrative committee.”

(c)
For purposes of the limit on annual additions under Section 4.04, the determination of Highly Compensated Employees under Section 1.22, and determination of Key Employees under 13.02, compensation shall include the types of compensation described in subsections (1), (2) and (3) below. However, amounts described in subsections (1), (2) and (3) below may only be included in Earnings to the extent such amounts are paid by the later of 2½ months after severance from employment or by the end of the limitation year that includes the date of such severance from employment. Any other payment of compensation paid after severance of employment that is not described in the following types of compensation are not considered Earnings within the meaning of section 415(c)(3) of the Code, even if payment is made within the time period specified above.

(1)	regular compensation paid after severance from employment, including overtime, shift differential, commissions, and bonuses,

(2)	leave cashouts if those amounts would have:

(a)	been included in the definition of Earnings if they were paid prior to the participant’s severance from employment; and

(b)	the amounts are payment for unused accrued bona fide sick, vacation, or other leave, but only if the participant would have been able to use the leave if employment had continued.

(3)
deferred compensation, if the compensation would have been included in the definition of Earnings if it had been paid prior to the participant’s severance from employment, and the compensation is received pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid at the same time if the participant had continued in employment with the Employer and only to the extent that the payment is includible in the participant’s gross income.

(d)
Notwithstanding any other provision of the Plan to the contrary, the annual compensation of each Employee taken into account under the Plan shall not exceed the $200,000 limit provided for as of December 31, 2001, as adjusted for cost-of-living increases in accordance with section 401(a)(17)(B) of the Code. Annual compensation means compensation during the Plan Year or such other consecutive 12-month period over which compensation is otherwise determined under the Plan (the determination period). The cost-of-living adjustment in effect for a calendar year applies to annual compensation for the determination period that begins with or within such calendar year.

(e)
For Plan Years after December 31, 2007 any compensation paid by the Employer which would be considered “differential pay” as such term is defined by the Heroes Earnings Assistance and Relief Tax Act of 2008 (HEART Act), shall be treated as Compensation for Plan purposes.”

2. Section 3.03(a) is amended so that the entirety of Section 3.03 shall read as follows:
“3.03    Coverage and Discrimination Requirements.

(a)	Salary Deferral Contributions for any Plan Year shall satisfy one of the following tests:

(1)
The actual deferral percentage for the group of eligible Highly Compensated Employees is not more than the actual deferral percentage of all other eligible Employees for the current Plan Year multiplied by 1.25.

(2)
The excess of the actual deferral percentage for the group of eligible Highly Compensated Employees over that for all other eligible Employees for the current Plan Year is not more than two percentage points, and the actual deferral percentage for the group of eligible Highly Compensated Employees is not more than the actual deferral percentage of all other eligible Employees for the current Plan Year multiplied by two.

(b)
For purposes of this Section 3.03, the term “actual deferral percentage” for a group of Employees shall mean the average of the ratios, calculated separately for each Employee in the group, of the amount of Salary Deferral Contributions for a Plan Year, to the amount of the Employee’s Compensation for such Plan Year (the “deferral percentage”).

If a Highly Compensated Employee is a Participant under two (2) or more cash or deferred arrangements of the Employer, for purposes of determining the deferral percentage with respect to such Employee, all cash or deferred arrangements shall be treated as one (1) cash or deferred arrangement as provided in section 1.401(k)-2(a)(3)(ii) of the Treasury regulations. If a Highly Compensated Employee participates in two (2) or more cash or deferred arrangements that have different Plan Years, elective deferrals made during the Plan Year under all such cash or deferred arrangements shall be aggregated.
In the event that this Plan satisfies the requirements of sections 401(k), 401(a)(4) or 410(b) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such sections of the Code only if aggregated with this Plan, then this Section shall be applied by determining the deferral percentage of Employees as if all such plans were a single plan. Plans may be aggregated in order to satisfy section 401(k) of the Code only if they have the same Plan Year.
A Salary Deferral Contribution shall be considered to have been made with respect to a Plan Year if it (i) is allocated to the account of a Participant as of any date within that Plan Year and (ii) relates to Compensation that either would have been received by the Participant in the Plan Year but for the Participant’s election to defer under the arrangement, or is attributable to services performed by the Participant in the Plan Year and, but for the Participant’s election to defer, would have been received by the Participant within two and one-half (2½) months after the close of the Plan Year. A contribution shall be considered allocated as of any date within a Plan Year if the following conditions are met:

(1)	such allocation is not dependent upon participation in the Plan as of any date subsequent to the allocation date,

(2)
the Employer contributions in addition to those attributable to Salary Deferral Contributions are actually made to the Plan no later than the end of the period described in Code section 404(a)(6) applicable to the taxable year with or within which the Plan Year ends, and

(3)
the Employer contributions attributable to Salary Deferral Contributions are actually made to the Plan no later than the end of the twelve (12) month period immediately following the end of the Plan Year to which the contribution relates.

Excess contributions shall mean, with respect to any Plan Year, the excess of:

(4)	the aggregate amount of employer contributions actually taken into account in computing the actual deferral percentage of Highly Compensated Employees for such Plan Year, over

(5)
the maximum amount of such contributions permitted by the actual deferral percentage test (determined by hypothetically reducing contributions made on behalf of Highly Compensated Employees in order of the actual deferral percentage, beginning with the highest of such percentages).

If, for any Plan Year, Salary Deferral Contributions are made with respect to the Highly Compensated Employees in excess of that permissible under subsections (a) or (b), as applicable, of this Section 3.03, the Plan Administrator shall, before the end of the Plan Year following the Plan Year during which such excess contribution occurs, distribute the amount of such excess contributions (and the earnings or losses allocable thereto). Excess contributions are allocated to the Highly Compensated Employees with the largest amounts of contributions taken into account in calculating the actual deferral percentage test for the year in which the excess arose, beginning with the Highly Compensated Employee with the largest amount of such contributions and continuing in descending order until all the excess contributions have been allocated. For purposes of the preceding sentence, the “largest amount” is determined after distribution of any excess deferrals under Section 3.02(a).
Salary Deferrals used to compute the actual deferral percentage test shall include all Participant deferrals, including deferrals that are invested in the Company Stock at the election of the Participant in accordance with Section 3.07 regardless of whether the Salary Deferral is an ESOP Allocation.

(c)
Excess contributions shall be adjusted for any income allocable to such excess contributions up to the end of the Plan Year in which the excess contribution arose. The income allocable to such excess contributions shall be determined by multiplying the total income allocable to the Salary Deferral Account of the Participant for the taxable year by a fraction, the numerator of which is the excess contributions for the Participant for the year and the denominator of which is the total account balance of the Participant attributable to elective salary deferrals of such contributions are included in the ADP test without regard to any income occurring during the taxable year.

(d)
Notwithstanding the foregoing, the provisions of Code section 401(k)(3) and Regulation section 1.401(k)-1(b) shall be incorporated by reference, including the provisions allowing exclusion or separate testing of eligible employees who have not met the minimum age and service requirements, and to the extent the provisions of this Section 3.03 are inconsistent, the provisions of the referenced Code and regulation sections shall govern.

(e)
The Plan may suspend for a Plan Year any allocation conditions set forth in this Article 3 if it appears the Plan will fail in that Plan Year to satisfy the ratio percentage test of Code section 410(b)(1)(A). A Plan satisfies coverage under the ratio percentage test if, on the last day of the Plan Year, the Plan’s benefiting ratio of the Non-Highly Compensated Includable Employees is at least 70% of the benefiting ratio of the Highly Compensated Includable Employees. The benefiting ratio of the Non-Highly Compensated Includable Employees is the number of Non-Highly Compensated Includable Employees benefiting under the Plan over the number of the Includable Employees who are Non-Highly Compensated Employees.

“Includable” Employees are all employees other than: (1) those employees excluded from participating in the Plan for the entire Plan Year by reason of the collective bargaining unit or the nonresident alien exclusions under Code §410(b)(3) or by reason of the age and service requirements of Section 2.01; and (2) those employees who incur a separation from Service during the Plan Year and for the Plan Year fail to complete more than 500 Hours of Service.
For purposes of coverage, an Employee is benefiting under the Plan on a particular date if, under Article 4 of the Plan, the Employee is entitled to an Employer contribution or to a Participant forfeiture allocation for the Plan Year.
If the Plan Administrator determines to implement this Section 3.03(e), the Plan Administrator will suspend the allocation conditions for the Non-Highly Compensated Includable Employees who are Participants, beginning first with the Includable Employee(s) employed by the Employer on the last day of the Plan Year, then the Includable Employee(s) who have the latest separation from Service during the Plan Year, and continuing to suspend the allocation conditions for each Includable Employee who incurred an earlier separation from Service, from the latest to the earliest separation from Service date, until the Plan satisfies coverage for the Plan Year. If two or more Includable Employees have a separation from Service on the same day, the Plan Administrator will suspend the allocation conditions for all such Includable Employees, irrespective of whether the Plan can satisfy coverage by accruing benefits for fewer than all such Includable Employees. If the Plan for any Plan Year suspends the allocation conditions for an Includable Employee, that Employee will share in the allocation for that Plan Year of the Employer contribution and Participant Forfeitures, if any, without regard to whether the Employee has satisfied the allocation conditions of Section 3.01 or Article 4.
This Section 3.03(e) may be applied separately to Company Matching Contributions and other contributions subject to Code section 401(m).
At the discretion of the Plan Administrator, the Plan may also suspend for a Plan Year the allocation conditions set forth in Section 4.01(b), and Section 4.01(c) and apply the foregoing provisions of this Section 3.03(e) if it appears the Plan will fail in that Plan Year to satisfy the average benefit percentage test described in Code section 410(b)(2).”
3. Section 3.04(a) is amended so that the entirety of Section 3.04 shall read as follows:
“3.04    Discrimination Requirements for Other Contributions.

(a)
The Plan shall satisfy the applicable nondiscrimination requirements of section 401(m) of the Code, as amended from time to time, and the Treasury regulations issued thereunder to the extent applicable. The Plan shall satisfy such requirements for any Plan Year only if the actual contribution percentage for eligible Highly Compensated Employees for the Plan Year does not exceed the greater of either:

(1)	The actual contribution percentage for all other eligible Employees for the current Plan Year multiplied by 1.25, or

(2)
the lesser of 200 percent of the actual contribution percentage for all other eligible Employees for the current Plan Year, or the actual contribution percentage for all other eligible employees for the current Plan Year plus two percentage points.

(b)
Any employee who is eligible to receive a Company Matching Contribution is considered an eligible Employee or eligible Highly Compensated Employee, respectively for these purposes. The term “average contribution percentage” for a group of Employees shall mean the average of the ratios, calculated separately for each Employee in the group, of the amount of Matching Contributions made on behalf of an Employee during the Plan Year to that Employee’s Compensation for such Plan Year (the “contribution percentage”). However, the Employer may elect to include Employee Deferral Contributions to the extent such contributions are not included in the calculation of the tests specified in Section 3.03 hereof, in the calculation of an average contribution percentage.
Notwithstanding anything in the Plan to the contrary, if, for any Plan Year, excess aggregate contributions are made with respect to the Highly Compensated Employees in excess of that permissible under this Section 3.04, the Plan Administrator shall, before the end of the Plan Year following the Plan Year during which such excess aggregate contributions occurs, forfeit, if forfeitable, or if not forfeitable, distribute the amount of such excess aggregate contributions (and the earnings or losses allocable thereto). Excess aggregate contributions are allocated to the Highly Compensated Employees with the largest amounts of employer contributions taken into account in calculating the average contribution percentage test for the year in which the excess arose, beginning with the Highly Compensated Employee with the largest amount of such employer contributions and continuing in descending order until all the excess aggregate contributions have been allocated. Excess aggregate contributions shall be treated as annual additions, as defined in Section 4.04, hereof.
“Excess aggregate contributions” shall mean, with respect to any Plan Year, the excess of:

(1)
the aggregate amount of the Matching Contributions and voluntary after-tax contributions (and any qualified Non-Elective contribution or Employee Deferral Contribution taken into account in computing the contribution percentage) actually made on behalf of Highly Compensated Employees for such Plan Year, over

(2)
the maximum amount of such contributions permitted under the average contribution percentage test above (determined by reducing contributions made on behalf of Highly Compensated Employees in order of their contribution percentages beginning with the highest of such percentages).

The determination of excess aggregate contributions shall be made after first determining excess elective deferrals pursuant to Section 3.02(a) and then determining excess contributions pursuant to Section 3.03 hereof.
All Employer Matching Contributions shall be considered to determine the average contribution percentage, regardless of whether the Employer Matching Contribution is an ESOP Allocation.

(c)
For purposes of this Section 3.04, the contribution percentage for any eligible Employee who is a Highly Compensated Employee and who is eligible to have contribution percentage amounts allocated to the Participant’s account under two (2) or more plans described in section 401(a) of the Code, or arrangements described in section 401(m) of the Code that are maintained by the Employer, shall be determined as if the total of such contribution percentage amounts was made under each plan as provided in section 1.401(m)-2(a)(3)(ii) of the regulations. If a Highly Compensated Employee participates in two (2) or more arrangements described in Code section 401(m) that have different Plan Years, all such arrangements shall be aggregated.

In the event that this Plan satisfies the requirements of sections 401(m), 401(a)(4) or 410(b) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such sections of the Code only if aggregated with this Plan, then this Section shall be applied by determining the contribution percentage of Employees as if all such plans were a single plan. Plans may be aggregated in order to satisfy section 401(m) of the Code only if they have the same Plan Year.

(d)
Excess aggregate contributions shall be adjusted for any income up to the end of the Plan Year in which the excess aggregate are attributable. The income allocable to excess aggregate contributions for such period is determined in a manner analogous to the above allocation of income to excess deferrals in Section 3.03(c), but basing the allocation on excess aggregate contributions and the income allocable to Company Matching Contributions.

(e)	Forfeitures of excess aggregate contributions shall be applied as provided in Section 8.02.

(f)
Notwithstanding the foregoing, the provisions of Code section 401(m)(2) and Regulation sections 1.401(m)-(1)(b)(2) and (3), including the provision allowing separate testing of eligible employees who have not met the minimum age and service requirements, shall be incorporated by reference, and to the extent the provisions of this Section 3.04 are inconsistent, the provisions of the referenced Code and regulation sections shall govern. In addition, the Administrator, in its discretion may exclude non-Highly Compensated Employees from the foregoing testing pursuant to Code section 401(m)(5)(C).”

IN WITNESS WHEREOF, Daktronics, Inc. has caused the Third Amendment to the Daktronics, Inc. 401(k) Plan to be executed by its duly authorized officers on this 1 day of December, 2016.

Daktronics, Inc.

By: /s/ Carla S. Gatzke
Carla S. Gatzke
Vice President and Secretary